Exhibit 7(a)



                AGREEMENT TO BE BOUND TO STOCKHOLDERS' AGREEMENT


           The undersigned hereby joins in and signifies adoption of and agrees to be bound, as an Outside Investor, by the terms and conditions of the Second Amended and Restated Stockholders' Agreement of iXL Enterprises, Inc. (the "Company"), dated December 17, 1997, as the same may be amended from time to time (the "Stockholders Agreement"), and authorizes the attachment of this signature page to a duplicate original of the Stockholders Agreement.

           The undersigned acknowledges receipt of a copy of the Stockholders Agreement and all amendments thereto. The undersigned acknowledges that it has read the Stockholders Agreement and all amendments thereto and understands that by signing this document, the undersigned shall thereby assume all of the duties and obligations of a Stockholder thereunder.

           Capitalized terms herein have the meanings set forth in the Stockholders Agreement.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of June 8, 1999.


                                GENERAL ELECTRIC PENSION TRUST

                                By: General Electric Investment Corporation, its
                                    investment manager

                                By: /s/ Michael M. Pastore
                                    --------------------------------------------
                                    Michael M. Pastore, Vice President


                                Number of Shares of Common Stock Held: 500,000